Exhibit 10.4(a)

STOCK OPTION AGREEMENT
 UNDER THE CONSULTING AGREEMENT

        THIS STOCK OPTION AGREEMENT is entered effective as of August 31, 2003, between MAGIC MEDIA NETWORKS, INC., a Delaware corporation (the "Corporation" or "Grantor") and NORMAN J. GROSS (the "Grantee"), with respect to the following facts:

        Pursuant and subject to the August 31, 2003 Consulting Agreement ("Consulting Agreement"), the parties agree as follows:

         1.        GRANT OF OPTION: Subject to the terms of the Consulting Agreement (attached hereto as Exhibit A and incorporated herein by this reference), the Corporation has granted to the Grantee the right and options ("The Options") to purchase from the Corporation, on the terms and subject to the conditions set forth in Attachment "A" to the Consulting Agreement, the number of shares of the Grantor's common stock set forth in such Attachment "A". In the event of any conflict or inconsistency between the provisions of this Option Agreement and the Consulting Agreement, the provisions of the Consulting Agreement shall control in each instance.

          2.         NOTICE TO EXERCISE:The Grantee shall provide written notice to the Corporation in order to exercise any of the Options, in a form substantially equivalent to the Option Exercise Form, attached hereto in Exhibit B.

          3.         METHOD OF PAYMENT: At the closing (the “Closing”) of the sale and purchase of shares of Stock purchased by the Grantee upon the partial or complete exercise of the Options, Grantee shall deliver to the Corporation funds by cashier's or certified check or wire transfer in the full amount of the exercise price of the Options.

          4.          DELIVERY OF SHARES:Shares of Stock purchased by the Grantee upon the partial or complete exercise of the Options shall be delivered to the Grantee by the Corporation at the Closing after the Corporation has received by facsimile the Option Exercise form, duly executed by Grantee, and the payment of immediately available funds for the full amount of the exercise price, which can not be reversed, revoked or cancelled.

          5.         CLOSING:  The Corporation shall schedule, by written notification given to Grantee (such a written notice being referred to herein as a “Scheduling Notice”), each Closing of each sale and purchase of shares of Stock purchased by the Grantee upon the partial or complete exercise of the Options.  In order to give to the Corporation adequate time (a) to determine the availability and effect the perfection of exemptions from the potentially applicable Federal and state securities offering registration requirements, (b) to arrange for the rendering of opinions of counsel required for the issuance of the related shares, and (c) to arrange for the issuance of the required stock certificates, the Corporation shall not be obligated to schedule a Closing on a date prior to the 65th day after the Options are properly exercised.  Grantee shall be in a position to tender the purchase price, and the Corporation shall be in a position to deliver the related stock certificates, the next day after the related Scheduling Notice.  At each Closing, the purchase price and stock certificates shall be delivered as provided herein.

          6.       STANDSTILL AGREEMENT:  Grantee enters into the standstill agreement provided for in this Section 6 at the requirement of the Corporation in order to ensure a constructive and peaceful relationship between the Corporation and Grantee in view of Grantee’s appreciable stock ownership in the Corporation; the Corporation would not have granted the Options in favor of Grantee but for this standstill agreement.  Notwithstanding anything herein (or in Attachment "A" to the Consulting Agreement) to the contrary, if, and to the extent that, Grantee’s holdings of such options (or other common stock of Magic) would result in Grantee becoming a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of Magic's common stock, then Grantee shall not have the right to exercise, and Magic shall not have the obligation to permit the exercise of, any portion of such stock options as shall cause Grantee to become the "beneficial owner" of 10% or more of Magic's common stock.

            7.        INVESTMENT UNDERTAKING: The Options covered by this Agreement may be exercised only by Grantee during his lifetime, and in any event by February 28, 2004; provided, however, that the Closing of any proper exercise of the Option before February 28, 2004 may occur at any time after February 28, 2004 in accordance with the other provisions hereof and provided further that the final Closing shall occur, with respect to all or such portion of the Options as have been properly exercised before February 28, 2004, no later than the next day after the Corporation has given the Scheduling Notice regarding the final Closing.  Grantee will hold this Option Agreement and the rights arising hereunder for investment, and not with a view to distribution, and upon exercise will deliver a letter confirming Grantee's non-distributive intent with respect to the shares of Common Stock received.

            8.        REPRESENTATIONS OF GRANTOR: So long as any of the Options under this Agreement remain outstanding and unexpired, Grantor will reserve for issuance upon the exercise of any of the Options under this Option Agreement the number of shares of Grantor's Common Stock that are subject to this Option Agreement. The shares of Common Stock of Grantor subject to this Option Agreement shall, when issued, be validly issued, fully paid and nonassessable.

            9.        WITHHOLDING TAXES: If the Corporation determines that it is required to withhold federal, state or local tax as a result of the exercise of any of the Options under this Option agreement, the Grantee, as a condition to the exercise of any of the Options under this Option Agreement, shall make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements.

          10.        NOTICE: Any notice, request, or instructions given in connection with this Option shall be in writing and shall be delivered in person or by certified mail as follows:

                (a)        If to Grantor, at 530 North Federal Highway, Fort Lauderdale, Florida, 33301. Attention: President.

                (b)        If to Grantee, at 249 Van Dorn St., Alexandria, Virginia 22304, or at such other address as either of the parties shall have given notice to the other in accordance with the provisions hereof.

         11.        GOVERNING LAW: This Option Agreement is made and delivered in the State of Florida, and is intended to be construed and enforced under the laws thereof.

        IN WITNESS WHEREOF, this Option Agreement is executed on behalf of Grantor and its duly authorized officers and by Grantee effective as of the first date written above.

GRANTOR:	MAGIC MEDIA NETWORKS, INC. a Delaware Corporation

___s/ Gordon Scott Venters 2/3/04____________________________________
By: Gordon Scott Venters Its: President

GRANTEE:	_____s/ Norman J. Gross Feb 3-2004 __________________________________ Norman J. Gross